AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1999
                                                       REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                              U.S. INDUSTRIES, INC.
                           USI AMERICAN HOLDINGS, INC.
      (Exact Name of Co-Registrant Issuers as Specified in their Charters)


                               USI ATLANTIC CORP.
       (Exact Name of Co-Registrant Guarantor as Specified in its Charter)

                               ------------------

     DELAWARE                          3998                       22-3568449
     DELAWARE                          3998                       22-3363062
     DELAWARE                          3998                       22-3369326

 (State or other          (Primary Standard Industrial        (I.R.S. Employer
   Jurisdiction            Classification Code Number)       Identification No.)
 of Incorporation
 or Organization)
                               ------------------

                              101 Wood Avenue South
                            Iselin, New Jersey 08830
                                 (732) 767-0700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of Co-Registrants' Principal Executive Offices)

                               ------------------

                             George H. MacLean, Esq.
                         Senior Vice President, General
                               Counsel & Secretary
                              101 Wood Avenue South
                            Iselin, New Jersey 08830
                                 (732) 767-0700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                    COPY TO:
                              Ellen J. Odoner, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

                               ------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                               ------------------

                            CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
                                                                    PROPOSED
                                                     PROPOSED        MAXIMUM
                                                     MAXIMUM        AGGREGATE
      TITLE OF EACH CLASS OF       AMOUNT TO BE   OFFERING PRICE    OFFERING         AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED       PER UNIT         PRICE       REGISTRATION FEE
--------------------------------------------------------------------------------------------------
7-1/8% Senior Notes due 2003        $250,000,000       100%        $250,000,000        $69,500
--------------------------------------------------------------------------------------------------
Guarantee of 7-1/8% Senior
Notes due 2003                      $250,000,000        *               *               $0(1)
--------------------------------------------------------------------------------------------------

(1) USI Atlantic Corp. a direct subsidiary of U.S. Industries, Inc. will guarantee the payment of the 7-1/8% Senior Notes due 2003. Pursuant to Rule 457 (n) under the Securities Act of 1933, no filing fee is required.
*    Not Applicable
                               ------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

NYFS11...:\95\78595\0012\2041\OFFN058B.14E

                  SUBJECT TO COMPLETION, DATED JANUARY 13,1999


                              U.S. INDUSTRIES, INC.
                           USI AMERICAN HOLDINGS, INC.
                                     Issuers

                               USI ATLANTIC CORP.
                                    Guarantor

                                Offer to Exchange
       All Outstanding 7-1/8% Senior Notes due 2003 (the "Old Notes") for
                  7-1/8% Senior Notes due 2003 which have been
    registered under the Securities Act of 1933, as amended (the "New Notes")

THE NEW NOTES

- Will be identical in all material respects to the Old Notes, except for the elimination of certain transfer restrictions, registration rights and liquidated damages provisions relating to the Old Notes.

- Interest will accrue at the rate of 7 1/8% per annum, payable on each April 15 and October 15, commencing April 15, 1999.

-  Will rank equally with all existing and future unsubordinated indebtedness.

- Will be fully and unconditionally guaranteed on a senior unsecured basis by USI Atlantic Corp.


MATERIAL TERMS OF THE EXCHANGE OFFER

-  Expires at 5:00 p.m., New York City time, on [      ], 1999, unless extended.

-  Subject to all customary conditions.

- All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of New Notes.

- Tenders of Old Notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

                            -----------------------

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


 THE INFORMATION IN THIS PROSPECTUS MAY NOT BE COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 The date of this Prospectus is _________, 1999.

                                 TABLE OF CONTENTS
                                                                  PAGE

Available Information...........................................  3
Incorporation of Certain Documents by
   Reference....................................................  3
Disclosure Regarding Forward-Looking
   Statements...................................................  4
Prospectus Summary..............................................  5
   The Company..................................................  5
   The Exchange Offer ..........................................  6
   Terms of the New Notes ...................................... 10
Use of Proceeds................................................. 12
Capitalization.................................................. 12
Ratio of Earnings to Fixed Charges.............................. 13
The Exchange Offer.............................................. 14
Procedures for Tendering Old Notes.............................. 18
Description of the New Notes.................................... 23
Certain Federal Income Tax Considerations....................... 42
Notice to Canadian Residents.................................... 44
Legal Matters................................................... 45
Experts......................................................... 45

                               AVAILABLE INFORMATION

    We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Prior to a business combination transaction (the "Zurn Merger") consummated in June 1998, which led to the creation of the Company as the parent of each of USI Atlantic Corp. ("USI Atlantic"), then named "U.S. Industries, Inc.", and Zurn Industries, Inc. ("Zurn"), each of USI Atlantic and Zurn was a separate public company subject to the periodic reporting requirements of the Exchange Act. As a result of the Zurn Merger, USI Atlantic and Zurn are wholly-owned subsidiaries of ours and are no longer independently subject to periodic reporting requirements.

    You may read and copy the reports and other information that we file with the SEC at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549. You may also obtain information about us from the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of these materials can be obtained at prescribed rates. Our filings with the SEC are also available on the SEC's home page on the Internet at http://www.sec.gov.

    Our common stock is listed on the New York Stock Exchange, Inc. ("NYSE") and related materials may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    We have filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") with respect to the New Notes. This Prospectus, which is a part of the Registration Statement, omits certain information included in the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, we refer you to such exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety to such reference.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this Prospectus, and any information filed with the SEC subsequent to this Prospectus will automatically be deemed to update and supersede this information. Any information so updated or superseded shall not be a part of this Prospectus except as so updated or superseded. We incorporate by reference the following documents which have been filed with the SEC:

      1. Our Annual Report on Form 10-K for the year ended October 3, 1998 filed December 14, 1998 (the "Form 10-K"); and

      2. Our Proxy Statement, dated January 4, 1999.

      We incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer.

      We will promptly provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests for such copies and information should be directed to George H.

MacLean, Esq., Senior Vice President, General Counsel and Secretary, U.S. Industries, Inc., 101 Wood Avenue South, P.O. Box 169, Iselin, New Jersey 08830-0169, telephone (732) 767-0700.

                  DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements about our financial condition, results of operations and business. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Various economic and competitive factors could cause actual results to differ materially from the expectations reflected in such forward-looking statements, including factors which are outside our control, such as interest rates, foreign currency exchange rates, instability in domestic and foreign financial markets, consumer spending patterns, availability of consumer and commercial credit, levels of residential and commercial construction, levels of automotive production and changes in raw material costs and Year 2000 issues, along with the other factors noted in this Prospectus, and in the other documents incorporated by reference herein. In addition, our future results are subject to uncertainties relating to our ability to consummate our business strategy, including realizing marketing synergies and cost savings from the integration of our acquired businesses. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing factors.

                               PROSPECTUS SUMMARY

    This brief summary highlights selected information from the Prospectus. It does not contain all of the information that is important to you. We urge you to carefully read and review the entire Prospectus and the other documents to which it refers to fully understand the terms of the New Notes and the exchange offer.

    In this Prospectus, unless otherwise indicated, the terms "the Company," "we," "us" and "our" refer to USI and its consolidated subsidiaries.


                                   THE COMPANY

    We manufacture and distribute a broad range of consumer and industrial products through four operating divisions which are summarized below. Our businesses have operations and markets both inside and outside the United States. Please refer to our Form 10-K for further information.

o USI BATH AND PLUMBING PRODUCTS manufactures and distributes a full line of bath and plumbing products under the brand names Jacuzzi, Eljer and Zurn.

o LIGHTING CORPORATION OF AMERICA manufactures and distributes indoor and outdoor lighting fixtures. Its brand names include Architectural Area Lighting, Columbia, Kim, Progress, Siemens (under license from Siemens AG) and SiTeco.

o USI HARDWARE AND TOOLS manufactures and distributes lawn and garden tools, hand tools, ladders, windows and metal television picture tube components. Its brand names include Ames, Garant, Spear and Jackson and Woodings-Verona tools; Keller ladders; and BiltBest windows.

o USI DIVERSIFIED manufactures a wide range of consumer and industrial products. These include Rainbow vacuum cleaners; Ertl die-cast toys and replicas; Georgia Boot and Durango footwear; leather, metal and plastic automotive components; overhauled aircraft engine bearings; and leadframes for the electronics industry.

                               THE EXCHANGE OFFER



Securities To Be Exchanged........  On October 27, 1998, we issued $250 million aggregate principal amount of Old Notes to Credit Suisse First Boston Corporation, BT Alex. Brown Incorporated and NationsBanc Montgomery Securities LLC (the "Initial Purchasers") in a transaction exempt from the registration requirements of the Securities Act (the "Initial Offering"). The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for the elimination of certain transfer restrictions, registration rights and liquidated damages provisions relating to the Old Notes. See "Description of the New Notes."

The Exchange Offer................  We are offering to exchange $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes.

                                    As of the date hereof, Old Notes
                                    representing $250 million aggregate
                                    principal amount are outstanding.

Resales of the New Notes..........  We believe that New Notes issued pursuant to the Exchange Offer may be offered for
                                    resale, resold or otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the Securities Act if:

                                    (i) the New Notes are acquired in the
                                    ordinary course of your business;

                                    (ii) you are not engaging in and do not
                                    intend to engage in a distribution of such New Notes;

                                    (iii) you do not have an arrangement or
                                    understanding with any person to participate in the distribution of such New Notes; and

                                    (iv) you are not an "affiliate" of ours.


                                    If you do not meet all of the above
                                    conditions and you transfer any New Note issued to you without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Notes from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes which were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. A broker-dealer may use this Prospectus for an offer to resell or otherwise transfer the New Notes.

Registration Rights Agreement.....  You are entitled under a Registration Rights
                                    Agreement entered into in connection with the Initial Offering to exchange your Old Notes for New Notes with substantially identical terms. The Exchange Offer is intended to satisfy these rights. After the Exchange Offer is complete, except in very limited circumstances described in this Prospectus under "The Exchange Offer," you will no longer be entitled to any exchange or registration rights with respect to your Notes.

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m.,
                                    New York City time, on _________ __, 199_,
                                    unless we decide to extend the Exchange
                                    Offer.

Withdrawal........................  You may withdraw the tender of your Old
                                    Notes at any time prior to 5:00 p.m., New
                                    York City time, on ____________ __, 199_, or
                                    such later date and time to which we extend the Exchange Offer. We will return to you any Old Notes not accepted for exchange for any reason without expense to you as soon as practicable after the expiration or termination of the Exchange Offer.

Interest On The New Notes
And The Old Notes.................  The New Notes and the Old Notes
                                    (collectively, the "Notes") will pay
                                    interest at the rate of 7-1/8% per annum, payable on April 15 and October 15 of each year, commencing April 15, 1999. Interest on the New Notes will accrue from the date of the original issuance of the Old Notes or from the date of the last periodic payment of interest on the Old Notes, whichever is later. No additional interest will be paid on Old Notes tendered and accepted for exchange.

Conditions To The Exchange Offer..  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by us. See "The Exchange Offer."

Procedures For Tendering
Old Notes.........................  If you wish to tender your Old Notes pursuant to the Exchange Offer you must
                                    transmit to The First National Bank of
                                    Chicago, as the Exchange Agent, by 5:00
                                    p.m., New York City time, on the Expiration
                                    Date:

                                o   a properly completed and duly executed
                                    Letter of Transmittal, which accompanies this Prospectus, or a facsimile of the Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the cover page of the Letter of Transmittal and one or more outstanding certificated Old Notes, or

                                o an Agent's Message transmitted by means of The Depository Trust Company's ("DTC") Automated Tender Offer Program ("ATOP") system and received by the Exchange Agent and forming part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the Letter of Transmittal, and either:

                                o a timely confirmation of book-entry transfer of your Old Notes into the Exchange Agent's account at DTC, pursuant to the procedure for book-entry transfers described in this Prospectus under "Procedures for Tendering Old Notes," or

                                o the documents necessary for compliance with the guaranteed delivery procedures set forth below.

                                    By executing the Letter of Transmittal, you will represent to us that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, (ii) you are not engaging in and do not intend to engage in a distribution of such New Notes,
                                    (iii) you do not have an arrangement or
                                    understanding with any person to participate in the distribution of such new Notes, and
                                    (iv) you are not our "affiliate," as defined under Rule 405 of the Securities Act. Pursuant to the Registration Rights Agreement, we are required to file a registration statement for a continuous offering pursuant to Rule 415 of the Securities Act in respect of the Old Notes of any holder that would not receive freely tradeable New Notes in the Exchange Offer or is ineligible to participate in the Exchange Offer and indicates that it wishes to have its Old Notes registered under the Securities Act. See "Procedures for Tendering Old Notes."

Exchange Agent....................  The First National Bank of Chicago is
                                    serving as Exchange Agent (the "Exchange
                                    Agent") in connection with the Exchange
                                    Offer.

Federal Income Tax Considerations.. The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a sale or an exchange for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Effect Of Not Tendering...........  If you do not participate in the Exchange
                                    Offer, upon completion of the Exchange
                                    Offer, the liquidity of the market for your Old Notes could be adversely affected.

                              TERMS OF THE NEW NOTES


Issuers...........................  U.S. Industries, Inc.
                                    USI American Holdings, Inc.

Securities Offered................  $250 million aggregate principal amount of
                                    7-1/8% Senior Notes due 2003 which have been registered under the Securities Act.

Maturity Date.....................  October 15, 2003.

Interest..........................  The New Notes will bear interest at a rate of 7-1/8% per annum, payable semi-annually on each April 15 and October 15, commencing April 15, 1999.

Sinking Fund......................  None.

Optional Redemption...............  The New Notes are redeemable, in whole or in part, at our option on 30 days' prior notice at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See "Description of the New Notes-Optional Redemption."

Consolidation, Merger, Conveyance,
Transfer or Lease.................  We have agreed that we will not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve the Company (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of our respective properties, business or assets. See "Description of the New Notes-Consolidation, Merger, Conveyance, Transfer or Lease."

Guarantees........................  The New Notes are fully and unconditionally guaranteed (the "Guarantee") on a senior unsecured basis by the Guarantor. The obligation of the Guarantor with respect to the Guarantee will rank equally with all existing and future unsecured and unsubordinated indebtedness of the Guarantor. See "Description of the New Notes-Guarantees."

Ranking...........................  The New Notes are general unsecured obligations of the Company. The Notes will rank equally with all other existing and future unsecured and unsubordinated indebtedness of the Issuers.

Events of Default.................  The Indenture enumerates certain circumstances which are considered Events of Default with respect to any series of Notes offered pursuant thereto. See "Description of the New Notes-Events of Default."

Restrictive Covenants.............  The Indenture contains certain limitations on our ability and the ability of our
                                    subsidiaries to, among other things, incur additional indebtedness, create liens, and enter into certain sale and leaseback transactions. See "Description of the New Notes-Certain Covenants."

Use of Proceeds...................  The Company will not receive any cash proceeds from the Exchange Offer.

                                 USE OF PROCEEDS

    The Exchange Offer is intended to satisfy certain of the Issuers' obligations under the Registration Rights Agreement. The Issuers will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated by this Prospectus, the Issuers will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the terms of the New Notes, except as otherwise described in this Prospectus. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Issuers.

    The net proceeds of the Initial Offering, after deducting the estimated underwriting discounts and expenses, were $247 million. We applied $200 million of the net proceeds to repay all amounts outstanding under a short-term note. The remainder was used to repay borrowings under uncommitted bank credit lines, and for general corporate purposes.

                                  CAPITALIZATION

    The following table, which is unaudited, sets forth the capitalization of the Company at September 30, 1998 on an adjusted basis after giving effect to the Initial Offering and the use of proceeds therefrom, reduced by transaction costs, fees and costs paid in October 1998 to settle outstanding interest rate protection agreements net of tax benefits. See "Use of Proceeds." This table should be read in conjunction with the financial information included in the Form 10-K. See "Incorporation of Certain Documents by Reference."

                                                       Actual  As Adjusted
                                                       ------  -----------
                                                        ($ in millions)

           Cash and cash equivalents.................... $  44   $  44
                                                         =====   =====
           Short-term debt(1)........................... $  19   $  19
           Long-term Debt:..............................
             Credit Facility:...........................   456     456
             7 1/4% Notes Due 2006......................   123     123
             7 1/8% Notes Due 2003......................     -     250
             Other(2)...................................   368     134
                                                         -----   -----
                Total debt..............................   966     982
                                                         -----   -----
           Stockholders' equity.........................   960     960
                                                         -----   -----
                Total capitalization....................$1,926  $1,942
                                                        ======  ======

------------------------

(1)    Consists of notes payable and current maturities of long-term debt.

(2) Primarily includes borrowings under a short-term note (see "Use of Proceeds") and borrowings under uncommitted bank lines of credit which are classified as long-term as they are expected to be refinanced with long-term borrowings.

                        RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth the ratio of earnings to fixed charges for the Company for fiscal 1998, 1997, 1996, 1995 and 1994:


                     FISCAL YEAR ENDED SEPTEMBER 30,
------------------------------------------------------------------------

     1998             1997            1996          1995         1994
--------------   --------------  -------------  -----------  -----------
    2.1(1)            4.5x            3.6x        1.1x(2)        1.9x



(1)The ratio of earnings to fixed charges for fiscal 1998 was affected by non-recurring and unusual pre-tax charges of $154 million. Before taking into account such charges, the ratio of earnings to fixed charges for fiscal 1998 would have been 4.0x.
(2)The ratio of earnings to fixed charges for fiscal 1995 was affected by goodwill impairment and other non-recurring and unusual pre-tax charges of $100 million. Before taking into account such charges, the ratio of earnings to fixed charges for fiscal 1995 would have been 2.0x.

      For purposes of computing the ratio of earnings to fixed charges, "fixed charges" are defined as interest expense plus a portion of rental expense representing the interest factor, and "earnings" are defined as income from continuing operations before income taxes and fixed charges.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

      Exchange Offer Registration Statement. We issued the Old Notes on October 27, 1998 (the "Initial Issue Date"). The Initial Purchasers have advised us that they subsequently resold the Old Notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act. As a condition to the Initial Offering, we entered into the Registration Rights Agreement, pursuant to which we agreed for the benefit of all holders of the Old Notes, at our own expense, to do the following:

(1) to file the Registration Statement with the SEC within 90 days after the Initial Issue Date with respect to the Exchange Offer of the Old Notes for the New Notes,

(2) to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act within 180 days after the Initial Issue Date,

(3) to use our best efforts to keep the Registration Statement effective until the closing of the Exchange Offer, and

(4) to use our best efforts to cause the Exchange Offer to be consummated within 210 days after the Initial Issue Date.

      We also agreed that promptly upon the Registration Statement being declared effective, we would offer to all holders of the Old Notes an opportunity to exchange the Old Notes for the New Notes. Further, we agreed to keep the Exchange Offer open for acceptance for not less than 20 business days (or longer if required by applicable law), after the date notice of the Exchange Offer is mailed to the holders of Old Notes. For each Old Note validly tendered pursuant to the Exchange Offer and not withdrawn, the holder of such Old Note will receive a New Note having a principal amount equal to that of the tendered Old Note. Interest on each New Note will accrue from the last date on which interest was paid on the tendered Old Note in exchange therefor or, if no interest was paid on such Old Note, from the Initial Issue Date.

      The following is a summary of the Registration Rights Agreement. It does not purport to be complete and it does not contain all of the information you might find useful. For further information you should read the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy certain of the Issuers' and the Guarantor's obligations under the Registration Rights Agreement.

      Transferability. We issued the Old Notes on October 27, 1998 in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the Old Notes may not be offered or sold in the United States unless registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. Based on no-action letters issued by the staff of the SEC with respect to similar transactions, we believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders of Notes who are not affiliates of the Issuers without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such holder represents to us that:

    (i) such New Notes are acquired in the ordinary course of such holders' business; and

    (ii) such holders are not engaged in, have no understanding with any person to participate in, and do not intend to engage in, any distribution of the New Notes.

However, we have not sought a no-action letter with respect to the Exchange Offer and we can not assure you that the staff of the SEC would make a similar determination with respect to the Exchange Offer. Any holder who tenders his Old Notes in the Exchange Offer with any intention of participating in a distribution of New Notes (1) cannot rely on such an interpretation by the staff of the SEC, (2) will not be able to validly tender Old Notes in the Exchange

Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions.

      In addition, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is acting in the capacity of an "underwriter" within the meaning of Section 2(11) of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, we agreed to make this Prospectus available to any broker-dealer for use in connection with any such resale.

      Shelf Registration Statement. We will, at our cost, (a) as promptly as practicable, file with the SEC a Shelf Registration Statement covering resales of the Notes, (b) use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use our best efforts to keep the Shelf Registration Statement effective for a period of two years after its effective date if:

(1) there are any changes in law or the applicable interpretations of the staff of the SEC which do not permit us to effect the Exchange Offer;

(2) for any other reason the Exchange Offer is not consummated within 210 days after the Initial Issue Date;

(3) the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer; or

(4) there is a request by a holder who is not permitted by applicable law to participate in the Exchange Offer or by a holder who elected to participate in the Exchange Offer but did not receive fully tradeable New Notes pursuant to the Exchange Offer.

      We will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally will (1) be required to be named as a selling security-holder in the related prospectus, (2) be required to deliver the prospectus to purchasers, (3) be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (4) be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding the increase in interest rate set forth in the following paragraph.

      Interest Rate Increase. The interest rate borne by the Old Notes (for each Note which has not been exchanged in the Exchange Offer) shall be increased by 0.5% per annum if:

(1) the Registration Statement is not declared effective on or prior to April 25, 1999,

(2) neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective on or prior to May 25, 1999, or

(3) the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable.

      Upon (x) the effectiveness of the Registration Statement in the case of clause (1) above, (y) the date of the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement in the case of clause (2) above, or (z) the effectiveness of the Shelf Registration Statement, in the case of clause (3) above, the interest rate stated on the Old Notes from the date of such filing, effectiveness or the date of such consummation or effectiveness, as the case may be, will be reduced to the original interest rate set forth on the cover of this Prospectus; provided, however, that, if after any such reduction in interest rate, a different event specified in clause (1), (2) or (3) above occurs, the interest rate shall again be increased pursuant to the foregoing provisions.

TERMS OF THE EXCHANGE OFFER

      Upon satisfaction or waiver of all of the conditions of the Exchange Offer, we will accept, any and all Old Notes properly tendered and not withdrawn prior to the Expiration Date and will issue the New Notes promptly after acceptance of the Old Notes. See "-Conditions to the Exchange Offer" and "Procedures for Tendering Old Notes." We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. As of the date of this Prospectus, $250,000,000 aggregate principal amount of the Old Notes are outstanding. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

      The New Notes are identical to the Old Notes except for the elimination of certain transfer restrictions, registration rights and liquidated damages provisions. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued and will be deemed one issue of notes, together with the Old Notes.

      This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

      For purposes of the Exchange Offer, we will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as our agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Old Notes because of an invalid tender, the occurrence of certain other events set forth in this Prospectus or otherwise, we will return such unaccepted Old Notes, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

      Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, except as set forth below under "-Transfer Taxes," transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The term "Expiration Date" shall mean 5:00 p.m., New York City time, on , 1999, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, we will notify the Exchange Agent by oral or written notice and each registered holder by means of press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date. We reserve the right, in our sole discretion, (1) to delay accepting any Old Notes, (2) to extend the Exchange Offer, (3) to terminate the Exchange Offer if the conditions set forth below under "-Conditions" shall not have been satisfied, or (4) to amend the terms of the Exchange Offer in any manner. We will notify the Exchange Agent of any delay, extension, termination or amendment by oral or written notice. We will additionally notify each registered holder of any amendment. We will give to the Exchange Agent written confirmation of any oral notice.

EXCHANGE DATE

      As soon as practicable after the close of the Exchange Offer (the "Exchange Date"), we will accept for exchange all Old Notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date pursuant to the Exchange Offer in accordance with the terms of the Registration Statement and the Letters of Transmittal.

CONDITIONS TO THE EXCHANGE OFFER

      Notwithstanding any other provisions of the Exchange Offer, and subject to our obligations under the Registration Rights Agreement, we (1) shall not be required to accept any Old Notes for exchange, (2) shall not be required to issue New Notes in exchange for any Old Notes and (3) may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

(1) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the Exchange Offer; or

(2) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the SEC.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

      In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened by the Commission or be in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA").

      The Exchange Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange.

CONSEQUENCES OF FAILURE TO EXCHANGE

      Any Old Notes not tendered pursuant to the Exchange Offer will remain outstanding and continue to accrue interest. Such Old Notes will remain "restricted securities" (within the meaning of the Securities Act). Accordingly, prior to the date that is two years after the later of the Initial Issue Date thereof and the last date on which we or any of our affiliates was the owner of such Old Notes, such Old Notes may be resold only (1) to us, (2) to a person whom the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A, (3) to an Institutional Accredited Investor that, prior to such transfer, furnishes to the Trustee a written certification containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Trustee), (4) pursuant to the limitations on resale provided by Rule 144 under the Securities Act (if available), (5) pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act, (6) pursuant to an effective registration statement under the Securities Act, or (7) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to compliance with applicable state securities laws. As a result, the liquidity of the market for such non-tendered Old Notes could be adversely affected upon completion of the Exchange Offer. The foregoing restrictions on resale will no longer apply after the second anniversary of the Initial Issue Date or the purchase of the Notes from us or an affiliate.

FEES AND EXPENSES

      We will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

      Expenses incurred in connection with the Exchange Offer will be paid by us and are estimated in the aggregate to be approximately $100,000 which includes the fees and expenses of the Trustee and the Exchange Agent, accounting and legal fees and other miscellaneous fees and expenses.

ACCOUNTING TREATMENT

      We will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will amortize the expenses of the Exchange Offer over the term of the New Notes.



                        PROCEDURES FOR TENDERING OLD NOTES

TENDERING OLD NOTES

      The tender of Old Notes pursuant to any of the procedures set forth in this Prospectus and in the Letter of Transmittal will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal. The tender of Old Notes will constitute an agreement to deliver good and marketable title to all tendered Old Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

      EXCEPT AS PROVIDED IN "-GUARANTEED DELIVERY PROCEDURES," UNLESS THE OLD NOTES BEING TENDERED ARE DEPOSITED BY YOU WITH THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), WE MAY, AT OUR OPTION, REJECT SUCH TENDER. ISSUANCE OF NEW NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED OLD NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS. NOTWITHSTANDING THE FOREGOING, DTC PARTICIPANTS TENDERING THROUGH ATOP WILL BE DEEMED TO HAVE MADE VALID DELIVERY WHERE THE EXCHANGE AGENT RECEIVES AN AGENT'S MESSAGE (DEFINED BELOW) PRIOR TO THE EXPIRATION DATE.

      Accordingly, to properly tender Old Notes, the following procedures must be followed:

      Notes held through a Custodian. Each beneficial owner holding Old Notes through a DTC Participant must instruct such DTC Participant to cause its Old Notes to be tendered in accordance with the procedures set forth in this Prospectus.

      Notes held through DTC. Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant holding Old Notes through DTC must (1) electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (2) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "-Guaranteed Delivery Procedures-Notes held through DTC."

      The Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Exchange Offer with respect to Old Notes held through DTC. Any financial institution that is a DTC Participant may make book-entry delivery of interests in Old Notes into the Exchange Agent's account through ATOP. However, although delivery of interests in the Old Notes may be effected through book-entry transfer into the Exchange Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the Exchange Agent at its address set forth under "-Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

      The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that either of the Issuers may enforce such agreement against such DTC Participants.

      Cede & Co., as the holder of the Rule 144A Global Note, will tender a portion of the Rule 144A Global Note equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC Participants.

      Notes held by Holders. Each holder must (1) complete and sign the accompanying Letter of Transmittal, and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Old Notes, to the Exchange Agent at its address set forth under "-Exchange Agent," or (2) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "-Guaranteed Delivery Procedures-Notes held by Holders."

      All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Old Notes are tendered for the account of an Eligible Institution (as defined herein).

      If a Letter of Transmittal or any Old Note is signed by a corporation or person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to us of the authority of such person must be submitted.

      Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which substitute certificates evidencing Old Notes for amounts not tendered are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no instructions are given, the untendered Old Notes will be returned to the person signing the Letter of Transmittal.

      By tendering, each holder and each DTC Participant will represent to us that, among other things, (1) it is not an affiliate of either Issuer, (2) it is not a broker-dealer tendering Old Notes acquired directly from either Issuer for its own account, (3) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder and (4) it has no understandings with any person to participate in the Exchange Offer for the purpose of distributing the New Notes.

      We will not accept any alternative, conditional, irregular or contingent tenders (unless waived by us). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, as the case may be, each tendering holder waives any right to receive any notice of the acceptance for purchase of its Old Notes.

      We will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes, and such determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition to the Exchange Offer and any irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. We, along with the Exchange Agent, shall be under no duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      LETTERS OF TRANSMITTAL AND OLD NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OLD NOTES TO EITHER OF THE ISSUERS, THE GUARANTOR OR DTC.

      The method of delivery of Old Notes, Letters of Transmittal, any required signature guaranties and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the applicable Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

      Notes held through DTC. DTC Participants holding Old Notes through DTC who wish to cause their Old Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may cause a tender to be effected if:

(1) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad- 15 under the Exchange Act (an "Eligible Institution"), including (as such terms are defined therein):

      o   a bank;

      o a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

      o   a credit union;

      o a national securities exchange, registered securities association or clearing agency; or

      o a savings institution that is a participant in a Securities Transfer Association recognized program;

(2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided with this Prospectus; and

(3) Book-Entry Confirmation and an Agent's Message in connection therewith (as described above) are received by the Exchange Agent within three NYSE trading days after the date of the execution of the Notice of Guaranteed Delivery.

      Notes held by Holders. Holders who wish to tender their Old Notes but (1) whose Old Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (2) who cannot deliver their Old Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     o    the tender is made by or through an Eligible Institution;

     o prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided with this Prospectus; and

     o a properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of the execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

      You may withdraw tenders of Old Notes (or any portion of such Old Notes in integral multiples of $1,000 principal amount due at the stated maturity) at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Exchange Offer.

      Notes held through DTC. DTC Participants holding Old Notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the Expiration Date, withdraw the instruction given thereby by delivering to the Exchange Agent, at its address set forth under "-Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount due at the stated maturity of Old Notes to which such withdrawal related and the signature of the DTC Participant. Receipt of such written notice of withdrawal by the Exchange Agent effectuates a withdrawal.

      Notes held by Holders. Holders may withdraw their tender of Old Notes, prior to 5:00 p.m., New York City time, on the Expiration Date, by delivering to the Exchange Agent, at its address set forth under "-Exchange Agent," a written, telegraphic or facsimile notice of withdrawal. Any such notice of withdrawal must (1) specify the name of the person who tendered the Old Notes to be withdrawn, (2) contain a description of the Old Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Old Notes and the aggregate principal amount due at the stated maturity represented by such Old Notes and (3) be signed by the holder of such Old Notes in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guaranties), or be accompanied by (x) documents of transfer in a form acceptable to us, in our sole discretion and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Old Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon written, telegraphic or facsimile notice of withdrawal even if physical release is not yet effected.

      All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an Eligible Institution.

      A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a holder of Notes, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC Participant or a holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this Prospectus.

      A withdrawal of a tender of Old Notes by a DTC Participant or a holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

EXCHANGE AGENT





      The First National Bank of Chicago has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                      By Registered or Certified Mail By Hand
                             or By Overnight Courier:
                        The First National Bank of Chicago
                                as Exchange Agent
                               153 West 51st Street
                               New York, NY  10019


                             Facsimile: By Telephone:

                     (212) 373-1383        (212) 373-1339

      The Exchange Agent also acts as trustee under the Indenture.

TRANSFER TAXES

      Holders of Old Notes who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                          DESCRIPTION OF THE NEW NOTES

      The New Notes will be issued, and the Old Notes were issued, under an Indenture among the Issuers, the Guarantor and The First National Bank of Chicago, as Trustee (the "Trustee"). A copy of the Indenture will be filed as an exhibit to the Registration Statement which includes this Prospectus.


      The following description of certain provisions of the Indenture and the Notes are summaries. It does not restate those provisions in their entirety. Because the following is only a summary of the Indenture and the Notes, it does not contain all information that you may find useful. For further information about the Indenture and the Notes, you should read the Indenture. Numerical references in parentheses are to sections in the Indenture. For the meaning of capitalized terms used without definition, see "-Definitions."

      As used in this Section of the Prospectus, the terms "we", "us" and "our" mean U.S. Industries, Inc. and USI American Holdings, Inc. and are used interchangeably within the term the "Issuers."

GENERAL

      The Notes, which mature on October 15, 2003, will be limited to $250 million in aggregate principal amount. The Notes will bear interest at the rate and dates shown on the front cover of this Prospectus. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the original date of issuance. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. See "The Exchange Offer."

      Principal, premium and interest on the Notes will be payable and all of the Notes will be exchangeable and transferable, at our office or agency in the City of New York (which initially will be the office of the Trustee located at 153 West 51st Street, New York, NY 10019) or, at our option, interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. (Sections 305, 307 and 1002)

      The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and integral multiples of $1,000 (Section 302); provided that any purchase of Notes will be subject to a minimum initial purchase obligation of $250,000 for each person acquiring Notes. No service charge will be made for any registration, transfer, exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

      You may present Old Notes for exchange and you may present New Notes for transfer (1) in the manner, (2) at the places and (3) subject to the restrictions set forth in the Notes and this Prospectus. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the Indenture.

      We do not presently intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes in any automated quotation system. Any Old Notes that remain outstanding after the consummation of the Exchange Offer and the New Notes will be treated as separate series of securities under the Indenture. If we do not file a registration statement relating to the Exchange Offer or if the registration statement is not declared effective within a prescribed period or if certain other conditions are not satisfied, all as further described under "The Exchange Offer-Interest Rate Increase," the interest rate on the Notes may increase.

FURTHER ISSUES

      The Indenture is an open-ended indenture that permits the issuance of additional series of notes. Any notes subsequently offered under the Indenture will rank equally or subordinate to the Notes. We may from time to time, without the consent of holders, create and issue additional notes having substantially the same terms and conditions as any series of notes. Any such additional notes may be consolidated and form a single series with all outstanding notes. In addition, we may from time to time, without the consent of the holders, create and issue one or more series of notes or other indebtedness that is subordinate to the Notes. We may not issue any indebtedness under the Indenture that is senior in right of payment to the Notes.

GUARANTEE

      Our obligations under the Notes will be fully and unconditionally guaranteed by USI Atlantic. The Guarantee will be on a senior unsecured basis and will be limited to an amount not to exceed the maximum amount allowed under applicable law. If the Guarantee were made void by a court, it could be ranked behind all other indebtedness (including guarantees and other contingent liabilities) of USI Atlantic and, depending on the amount of such indebtedness, the liability of USI Atlantic on the Guarantee could be reduced to zero.

RELEASE OF USI ATLANTIC AS GUARANTOR AND USIAH
AS CO-ISSUER

      USI Atlantic will be released from its obligations under the Guarantee, and the Guarantee will terminate, if:

(1) the obligations of the Issuers under the Indenture are assumed by an acquiring or successor person (other than any of our subsidiaries) pursuant to the consolidation, merger and sale provisions of the Indenture (see "-Consolidation, Merger, Conveyance, Transfer or Lease"),

(2) USI Atlantic is disposed of in a transaction that results in USI Atlantic no longer being our subsidiary, or all or substantially all the assets of USI Atlantic are disposed of other than to us or one of our subsidiaries, or

(3) upon repayment of all amounts outstanding or the voluntary release of USI Atlantic under (x) the 7 1/4% Senior Notes due 2006 (the "7 1/4% Notes"),
      (y) the Credit Facility and (z) any Debt of the Company or any subsidiary of the Company Incurred to extend, renew, refinance or refund any part of the 7 1/4% Notes or the Credit Facility.

      Immediately after such release we must be in compliance with the Indenture's limitation on indebtedness of Restricted Subsidiaries and the other covenants contained in the Indenture. Furthermore, as a condition to a release pursuant to clause (3), we must certify to the Trustee that immediately following the release of USI Atlantic as Guarantor, USI Atlantic will not immediately thereafter be a guarantor of any Restricted Subsidiary Funded Debt in excess of the amount of the Debt Basket.

      USIAH will be released from its obligations under the Notes if:

(1) the obligations of the Issuers under the Indenture are assumed by an acquiring or successor person (other than a subsidiary of either of the Issuers) pursuant to the consolidation, merger and sale provisions of the Indenture,

(2) USIAH is disposed of in a transaction that results in USIAH no longer being our subsidiary, or all or substantially all the assets of USIAH are disposed of other than to us or one of our subsidiaries, or

(3) upon repayment of all amounts outstanding under (x) the 7 1/4% Notes, (y) the Credit Facility and (z) any Debt of the Company or any subsidiary of the Company Incurred to extend, renew, refinance or refund any part of the 7 1/4% Notes and the Credit Facility.

      Immediately after such release we must be in compliance with the Indenture's limitation on indebtedness of Restricted Subsidiaries and the other covenants contained in the Indenture. Furthermore, as a condition to release of USIAH as co-obligor of the Notes under clause (3), we must certify to the Trustee that immediately following the release of USIAH from its obligations under the Notes, USIAH will not immediately thereafter be an obligor under any Restricted Subsidiary Funded Debt in excess of the amount of the Debt Basket.

RANKING

      The Notes are senior unsecured obligations and rank equally to our existing and future unsecured and unsubordinated indebtedness. The Notes rank senior to our subordinated indebtedness. In addition, the Guarantee is a senior unsecured obligation of the Guarantor and ranks equally to all other existing and future unsecured and unsubordinated indebtedness of the Guarantor and is senior in right of payment to all subordinated indebtedness of the Guarantor. The Notes and the Guarantee are effectively subordinated to all existing and future (i) secured indebtedness of the Issuers and the Guarantor, to the extent of the value of the assets securing such indebtedness and (ii) indebtedness of any subsidiaries of the Issuers and of the Guarantor (other than USIAH).

      Each of the Issuers and the Guarantor is a holding company that operates through subsidiaries. Accordingly, the ability of each of the Issuers and the Guarantor to pay their debts, including the Notes, is dependent upon the cash flow and ability to pay dividends of their respective subsidiaries. The Issuers' and the Guarantor's rights and the rights of their respective creditors, including holders of the Notes offered hereby, to receive proceeds from the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors. At September 30, 1998, the total indebtedness of the subsidiaries of USI (other than USIAH and the Guarantor) was approximately $67 million.

      The Indenture does not restrict (1) the Incurrence of secured or unsecured indebtedness by the Issuers or unrestricted subsidiaries of the Issuers, (2) a change in control of the Issuers or the Guarantor or (3) a highly leveraged transaction involving the Issuers or the Guarantor. Restricted Subsidiaries of the Issuers are, however, limited in the amount of indebtedness that may be Incurred by them. See "Certain Covenants-Limitation on Restricted Subsidiary Funded Debt."

OPTIONAL REDEMPTION

      The Notes will be subject to redemption, in whole or in part, at any time or from time to time, at the option of the Issuers, acting jointly, on at least 30 days' prior notice by mail, at a redemption price (the "Redemption Price") equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued but unpaid interest to the date of redemption. On and after the redemption date, interest will cease to accrue on the Notes or portions of Notes called for redemption on such date.

      In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 or less in original principal amount shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. (Section 1109 and Section 202)

      For this purpose, the following terms shall have the meaning set forth below:

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Bank which would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Bank" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Issuers.

      "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S.

Government Securities," or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

      "Reference Treasury Dealer" means Credit Suisse First Boston Corporation and its successors and/or such other primary U.S. Government securities dealers in New York City (a "Primary Treasury Dealer") as shall be designated by the Issuers from time to time, in each case provided that such entity continues to be a Primary Treasury Dealer.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. EST on the third business day preceding such redemption date.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      Any notice to the Holders of such a redemption need not set forth the redemption price but need only set forth the method of calculation thereof as described in the first paragraph of this section entitled "Optional Redemption." The redemption price, calculated as aforesaid, shall be set forth in an Officers' Certificate to the Trustee no later than two business days prior to the redemption.

REDEMPTION IN CIRCUMSTANCES INVOLVING TAXATION

      If, as the result of any change in or any amendment to the laws, including any applicable double taxation treaty or convention, of the United Kingdom (or any Other Jurisdiction, as defined below under "-Payment of Additional Amounts"), or of any political subdivision or taxing authority thereof, affecting taxation, or any change in the application or interpretation of such laws, double taxation treaty or convention, which change or amendment becomes effective on or after the original issuance date of the Notes (or, in certain circumstances, such later date on which any assignee of the Issuers, the Guarantor or a successor corporation to either of the Issuers or the Guarantor becomes such as permitted under the Indenture), it is determined, by the Issuers, acting jointly, the Guarantor or such assignee (which terms, for purposes of the remainder of this paragraph, include any successor thereto) that
(i) the Issuers, the Guarantor or their respective assignee would be required to make additional payments in respect of principal, premium, if any, or interest on the next succeeding date for the payment thereof, or (ii) based upon an opinion of independent counsel to the Issuers, the Guarantor or their respective assignee, as a result of any action taken by any taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom (or the Other Jurisdiction), or any political subdivision or taxing authority thereof or therein (whether or not such action was taken or brought with respect to the Issuers, the Guarantor or their respective assignee), which action is taken or brought on or after the original issuance date of the Notes (or, in certain circumstances, such later date on which a corporation becomes a successor or an assignee), the circumstances described in clause (i) would exist, the Issuers may, acting jointly, at their option, redeem any series of Notes in whole at any time at a redemption price equal to 100% of the principal amount thereof plus accrued but unpaid interest to the date fixed for redemption (the "Tax Redemption Price"). (Section 1102)

NO SINKING FUND OR COLLATERAL

      The Notes will not be entitled to the benefit of any sinking fund or any collateral.

CERTAIN COVENANTS

      The Indenture contains, among others, the following covenants:

      Limitation on Liens. We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined) upon any of our respective properties, assets or revenues, whether now owned or hereafter acquired, to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (and, if we shall so determine, any other Debt of either or both of the Issuers which is not subordinate in right of payment to the Notes) (a) equally and ratably with (or prior to) such Debt as to such property or assets for so long as such debt shall be so secured, or (b) in the event such Debt is subordinate in right of payment to the Notes, prior to such Debt as to such property or assets for so long as such Debt shall be so secured. The foregoing restrictions will not apply to Permitted Liens (as defined in the Indenture), which shall include:

      (i) Liens securing only the Notes or the Guarantee;

      (ii) Liens in favor of only the Issuers, the Guarantor or a Restricted Subsidiary;

      (iii) Liens existing on the date of the Indenture;

      (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with either Issuer or a Restricted Subsidiary or becomes a Restricted Subsidiary of either Issuer (and not in anticipation of or in connection with such event), provided that the Debt secured by such Lien is otherwise permitted to be Incurred under the Indenture;

      (v) Liens on property existing immediately prior to the time of acquisition thereof from a non-Affiliate (and not Incurred in anticipation of or in connection with the financing of such acquisition), provided that the Debt secured by such Lien is otherwise permitted to be Incurred under the Indenture;

      (vi) Liens to secure Debt Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens (including carrying charges) and, in the case of a Restricted Subsidiary all or substantially all of whose assets consist of such property, any Lien on ownership interests or investments in such Restricted Subsidiary Incurred in connection with the acquisition or construction of such property, and the Incurrence of such Debt is otherwise permitted under the Indenture and such Debt is Incurred prior to, at the time of, or within 180 days after, the acquisition of such property, the completion of such construction or the making of such improvements;

      (vii) Liens on property of the Issuers or any of their Restricted Subsidiaries in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute;

      (viii) Liens for taxes or assessments or other governmental charges or levies which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for which a reserve or other appropriate provision, if any, as shall be required in accordance with GAAP shall have been made;

      (ix) Liens to secure obligations under workmen's compensation, temporary disability, social security, retiree health or similar laws or under unemployment insurance;

      (x) Liens Incurred to secure the performance of statutory obligations, bids, tenders, leases, contracts (other than contracts for the repayment of Debt), surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature Incurred in the ordinary course of business;

      (xi) Judgment and attachment Liens not giving rise to a Default or Event of Default;

      (xii) Any Lien arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business in accordance with industry practice;

      (xiii) Liens securing documentary letters of credit; provided such Liens attach only to the property or goods to which such letter of credit relates;

      (xiv) Liens arising from filing financing statements under the Uniform Commercial Code for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Issuers or any Restricted Subsidiary is a lessee; or

      (xv) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i) through
(xiv) inclusive, so long as such Lien does not extend to any additional property (other than property attributable to improvements, alterations and repairs) and the principal amount of the Debt secured pursuant to this clause (xv) shall not exceed the principal amount of Debt so extended, renewed, refinanced or refunded (assuming all available amounts were borrowed) plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing or refunding at the time of such extension, renewal, refinancing or refunding.

      In addition to the foregoing, we and our Restricted Subsidiaries may incur a Lien to secure any Debt, without securing the Notes, if, after giving effect thereto, the sum, without duplication, of (i) the aggregate principal amount of all outstanding Debt secured by Liens Incurred by us and our Restricted Subsidiaries (with the exception of secured Debt which is excluded pursuant to clauses (i) through (xv) inclusive, described above) and (ii) the aggregate amount of all Attributable Debt of all sale and leaseback transactions involving Principal Properties (with the exception of Attributable Debt excluded pursuant to clauses (i), (ii) and (iii) described below under "-Limitation on Sale and Leaseback Transactions") does not exceed 15% of Consolidated Net Tangible Assets (the "Lien Basket"); provided, however, that the Lien Basket shall be reduced, without duplication, by the amount of outstanding Funded Debt Incurred from time to time pursuant to the Debt Basket (as defined below). (Section 1009)

      Limitation on Sale and Leaseback Transactions. We will not, and will not permit any of our Restricted Subsidiaries to, enter into any arrangement after the date we first issued Notes pursuant to the Indenture with any bank, insurance company or other lender or investor (other than either of us or another Restricted Subsidiary) providing for the leasing by either of us or any such Restricted Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued), which was or is owned or leased by either of us or a Restricted Subsidiary and which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof by either of us or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a "Sale and Leaseback Transaction") unless either:

      (i) the Attributable Debt of the Issuers and their Restricted Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions entered into after the date we first issued Notes pursuant to the Indenture (other than such sale and leaseback transactions as are permitted by paragraph (ii) or (iii) below), plus the aggregate principal amount of Funded Debt secured by Liens on Principal Properties and Restricted Securities then outstanding (excluding any such Funded Debt secured by Permitted Liens) without equally and ratably securing the Notes, would not exceed 15% of Consolidated Net Tangible Assets (the "Leaseback Basket");

      (ii) the Issuers, within 180 days after the sale or transfer, apply or cause a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by any two of the following: the Chairman, the President, any Vice President, the Treasurer or the Controller of each of the Issuers) to the retirement of our Debt (other than Debt subordinated to the Notes) or Debt of a Restricted Subsidiary, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application (and, unless otherwise expressly provided with respect to any one or more series of Notes, any redemption of Notes pursuant to this provision shall not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision limiting our right to redeem Notes of any one or more such series when such redemption involves a refunding operation or anticipated refunding operation); provided that the amount to be so applied shall be reduced by (A) the principal amount of Notes delivered within 120 days after such sale or transfer to the Trustee for retirement and cancellation, and (B) the principal amount of any such Debt of the Issuers or a Restricted Subsidiary, other than Notes, voluntarily retired by us or a Restricted Subsidiary within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this paragraph (ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision; or

      (iii) the Issuers, within 180 days prior or subsequent to such sale or transfer, apply or cause a Restricted Subsidiary to apply an amount equal to the net proceeds of such sale or transfer to an investment in another Principal Property; provided, however, that this exception shall apply only if such proceeds invested in such other Principal Property shall not exceed the total acquisition, alteration, repair and construction cost of the Issuers or any Restricted Subsidiary in such other Principal Property less amounts secured by any purchase money or construction mortgage on such other Principal Property. (Section 1010)

      Limitation on Restricted Subsidiary Funded Debt. We will not permit any Restricted Subsidiary of ours or of the Guarantor to Incur any Funded Debt. Notwithstanding the foregoing, any Restricted Subsidiary may Incur the following Funded Debt:

      (i) Funded Debt of any Restricted Subsidiary constituting Existing Funded Debt;

      (ii) Funded Debt Incurred by a Special Purpose Funding Subsidiary, provided that such Restricted Subsidiary remains at all times a Special Purpose Funding Subsidiary;

      (iii) Funded Debt owed by a Restricted Subsidiary to the Guarantor, either of us or a Wholly-Owned Subsidiary of either of us (provided that such Funded Debt is at all times held by the Guarantor, either of us or a Person which is a Wholly-Owned Subsidiary of either of us); provided, however, that upon either
(A) that transfer or other disposition by the Guarantor, either of us or such Wholly-Owned Subsidiary of any Funded Debt so permitted to a Person other than the Guarantor, either of us or another Wholly-Owned Subsidiary of any either of us, or (B) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Subsidiary to a Person other than the Guarantor, either of us or another such Wholly-Owned Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Funded Debt and such Funded Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

      (iv) Funded Debt Incurred by a Person before such Person became a Restricted Subsidiary in an acquisition by either of or both of us from a non-Affiliate (whether through a stock acquisition, merger, consolidation or otherwise) after the date of the Indenture (provided such Funded Debt was not Incurred in anticipation of or in connection with and was outstanding prior to such acquisition);

      (v) Funded Debt Incurred in connection with the acquisition, purchase, improvement or development of property or assets used or held by any Subsidiary of either of us prior to, or within 180 days after, the time of such acquisition, purchase, improvement or development; or

      (vi) Funded Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings) in whole or in part, of any Funded Debt referred to in the foregoing clauses (i), (iv) and (v), provided that the principal amount of the Funded Debt Incurred pursuant to this clause (vi) shall not exceed the principal amount of Funded Debt so extended, renewed, refinanced or refunded, plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing or refunding at the time of such extension, renewal, refinancing or refunding; and

      (vii) Funded Debt (not otherwise permitted under the foregoing exceptions) in an aggregate principal amount which, when aggregated with all other Funded Debt (without duplication) of all of our Restricted Subsidiaries then outstanding (other than Funded Debt otherwise permitted under the foregoing exceptions) does not exceed 15% of Consolidated Net Tangible Assets (the "Debt Basket"); provided, however, that the Debt Basket shall be reduced, without duplication, by the amount of Debt secured by the Lien Basket and by the amount of Attributable Debt Incurred pursuant to the Leaseback Basket, in each case to the extent such secured Debt and such Attributable Debt may from time to time be outstanding. (Section 1011)

      Applicability of Covenants. The covenants described herein apply to the Notes. The Indenture provides, however, that the covenants applicable to future issuances of securities under the Indenture may have covenants similar or different from those set forth herein.

EVENTS OF DEFAULT

      The Indenture provides that the following are Events of Default with respect to any series of Notes offered pursuant thereto:

      (i) default in the payment of any interest on the Notes of such series, or any related coupon, when such interest or coupon becomes due and payable, and continuance of such default for a period of 30 days;

      (ii) default in the payment of the principal of (or premium, if any, on) the Notes of such series at their Maturity and continuance of such default for a period of five Business Days;

      (iii) default in the performance, or breach, of any covenant or agreement of the Issuers or the Guarantor in the Indenture which affects or is applicable to the Notes of such series (other than a default in the performance, or breach of a covenant or agreement which is specifically dealt with elsewhere in Section 501 of the Indenture), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuers or the Guarantor, as the case may be, by the Trustee or to the Issuers or the Guarantor and the Trustee for such series of Notes by the Holders of at least 25% in principal amount of all Outstanding Notes of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

      (iv) an event of default shall have occurred under any mortgage, bond, indenture, loan agreement or other document evidencing any Debt of either of us or any Restricted Subsidiary of either of us, which Debt is outstanding in a principal amount in excess of $25,000,000 in the aggregate, and such default shall result in such Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or
(b) a default in any payment when due at final maturity of any such Debt;

      (v) any Person entitled to take the actions described in this section, after the occurrence of any event of default under any agreement or instrument evidencing any Debt in excess of $25,000,000 in the aggregate of either of us or any Restricted Subsidiary of ours, shall commence judicial proceedings to foreclose upon our assets or assets of any of our Subsidiaries having an aggregate value in excess of $25,000,000, or shall have exercised any right under applicable law or applicable security documents to take ownership of such assets in lieu of foreclosure;

      (vi) final judgments or orders rendered against either of us or any Restricted Subsidiary which require the payment in money, either individually or in an aggregate amount, that is more than $25,000,000 and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

      (vii) the entry of a decree or order by a court having jurisdiction in the premises adjudging either of us or the Guarantor as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of either of us or the Guarantor under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of either of us or the Guarantor or of any substantial part of our respective properties, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

      (viii) the institution by either of us or the Guarantor of proceedings to be adjudicated a bankrupt or insolvent, or the consent by any of us to the institution of bankruptcy or insolvency proceedings against us, or the filing by any of us of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by any of us to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of either of us or the Guarantor or of any substantial part of our respective properties, or the making by any of us of an assignment for the benefit of creditors, or the admission by any of us in writing of our inability to pay our debts generally as they become due; and

      (ix) the Guarantee ceases to be in full force and effect or is declared null and void or the Guarantor denies that it has any further liability under the Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of the Guarantee in accordance with the Indenture). (Section 501)

      The Indenture provides that if an Event of Default for any series of Notes offered pursuant thereto specified above (other than an Event of Default of the type described in clauses (vii) and (viii) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes of such series may declare the principal of all Notes of such series to be due and payable immediately. If an Event of Default specified in clause (vii) or (viii) above shall occur and be continuing, then the principal of all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or any Holder. In certain cases, the Holders of a majority in principal amount of the Outstanding Notes of any series may on behalf of the Holders of all Notes of such series rescind and annul a declaration of acceleration. (Section 502)

      The Indenture provides that the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Indenture. No Holder of Notes of any series may institute any proceedings, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee thereunder, for 60 days, to act after it has received a request to enforce such Indenture by the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes of such series (in the case of an Event of Default other than the type described in clauses (vii) and (viii) above) or a request to enforce such Indenture by the Holders of at least 25% in aggregate principal amount of all of the Notes then Outstanding (in the case of an Event of Default specified in clauses (vii) and (viii) above), and an offer of reasonable indemnity. (Section 507) This provision will not prevent any Holder of Notes from enforcing payment of the principal thereof (and premium, if any) and interest thereon at the respective due dates thereof. (Section 508) The Holders of a majority in aggregate principal amount of the Notes of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Notes of such series. The Trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with the Indenture or involve it in personal liability or which would be unjustly prejudicial to Holders not joining therein. (Section 512)

      The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Notes of any series thereunder, give to the Holders of Notes of such series notice of such default, if such default has not been cured or waived. (Section 601) Except in the case of a default in the payment of principal of (or premium, if any) or interest on, or in the payment of any sinking fund installment in respect of, any Note, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of the Notes. (Section 601)

      We will be required to file with the Trustee annually an Officers' Certificate as to compliance with all conditions and covenants under the terms of the Indenture. (Section 1005)

MODIFICATION AND WAIVER

      Subject to certain exceptions, we, along with the Guarantor and the Trustee, may amend the Indenture, including the Guarantee contained therein, only with the consent of the holders of a majority in principal amount of the outstanding notes of each series affected by such modification or amendment. However, no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

(1) change the stated maturity of the principal of (or premium, if any) or any installment of interest on any note, or reduce the principal amount thereof (or premium, if any) or the rate of interest, if any, thereon, or change any obligation of the Issuers to pay additional amounts contemplated by Section 1013 of the Indenture (except as contemplated by Section 801(1) and permitted by Section 901(1)), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy; or

(2) adversely affect any right of repayment at the option of any holder of notes, or change any place of payment where or the currency in which the notes or any premium or interest thereon is payable;

(3) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the Redemption Date or Repayment Date, as the case may be);

(4)   adversely affect any right to exchange any Note provided pursuant to
      Section 301 of the Indenture;

(5) reduce the percentage in principal amount of the outstanding notes of any series, the consent of whose holders is required for any supplemental indenture, for any waiver of compliance with certain provisions of the Indenture which affect the notes or certain defaults applicable to the notes thereunder and their consequences provided for in the Indenture;

(6) reduce the requirements of Section 104 of the Indenture for quorum or voting with respect to any series of notes;

(7) modify any of the provisions of Sections 902, 513 or 1011 of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture which affect the notes cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

(8)   modify the ranking or priority of any series of notes or the Guarantee; or

(9) release the Guarantor from any of its obligations under the Guarantee or the Indenture other than in accordance with the terms of the Indenture. (Section 902)

      We, along with the Guarantor and Trustee, may amend the Indenture without the consent of any holder of notes, to:

(1)   cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Issuers or the Guarantor under the Indenture;

(3)   add guarantees or collateral security with respect to the notes;

(4) add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power conferred upon the Issuers or the Guarantor;

(5)   make any change that does not adversely affect the rights of any holder;
      or

(6) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

      We may, with respect to any series of notes, choose in certain particular instances not to comply with any term, provision or condition which affects the notes of such series set forth in the Indenture if the holders of at least a majority in principal amount of the notes of each series affected by such term, provision or condition, by act of such holders, waive such compliance in such instance with such term, provision or condition. No such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, our obligations and the duties of the Trustee to holders of notes of each series in respect of any such term, provision or condition shall remain in full force and effect. (Section
1012) The holders of a majority in principal amount of the outstanding notes of any series (in the case of an Event of Default specified in (1), (2), (3) or (6) in "-Events of Default," above) or of all then outstanding notes (in the case of an Event of Default specified in (4) or (5) in "-Events of Default," above) may, on behalf of all such holders, waive any past default under the Indenture with respect to such notes except a default in the payment of the principal of (or premium, if any) or any interest on the notes and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the holder of each outstanding note of each series affected thereby. (Section 1012)

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

      Pursuant to the Indenture, we may not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve ourselves, or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of our respective property, business or assets, except:

(1) any subsidiary of either of the Issuers may be merged or consolidated with or into either of the Issuers (if the respective Issuer is the continuing or surviving corporation, or with or into any one or more wholly-owned subsidiaries of Issuer if the wholly-owned subsidiary or subsidiaries is the continuing or surviving corporation;

(2) the Issuers or any wholly-owned subsidiary of the Issuers may sell, lease, transfer or otherwise dispose of any or all of their assets (upon voluntary liquidation or otherwise) to either of the Issuers or any other wholly-owned subsidiary of the Issuers or may sell, lease, transfer or otherwise dispose of any or all of their assets (upon voluntary liquidation or otherwise) to any non-wholly-owned subsidiary of the Issuers for fair market value;

(3) any non-wholly-owned subsidiary of the Issuers may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Issuers or any wholly-owned subsidiary of the Issuers for fair market value or may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other non-wholly-owned subsidiary of the Issuers; and

(4) the Issuers or any subsidiary thereof may be merged or consolidated with or into another entity; provided that no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof; and provided further that if the Issuers shall not be the continuing or surviving corporation, such continuing or surviving corporation shall succeed to the Indenture. (Sections 801 and 802)

      The Indenture also provides that the Guarantor shall not consolidate with or merge with or into any other entity or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other entity (other than any of the Issuers) unless:

(1) the entity formed by or surviving such consolidation or merger (if other than the Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Guarantor under the Indenture and the Guarantee, pursuant to a supplemental indenture in form and substance satisfactory to the Trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and

(3) the Guarantor delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

PAYMENT OF ADDITIONAL AMOUNTS

      The Indenture provides that any amounts paid by the Issuers or their assignee (or any successor thereto) or paid by any successor to the Issuers will be paid without deduction for taxes collected for the account of the United Kingdom or the jurisdiction of incorporation or residence (other than the United States) of any assignee of the Issuers or any successor to either Issuer or the Guarantor (an "Other Jurisdiction") or, if deduction of taxes shall at any time be required by the United Kingdom or an Other Jurisdiction, the Issuers, their assignee or any relevant successor will pay such additional amounts ("Additional Amounts") in respect of principal, premium or interest as may be necessary in order that the net amounts paid to the holders of the Notes or the Trustee under the Indenture, after such deduction, shall equal the respective amounts of principal, premium or interest as specified in the Notes to which such Holders or the Trustee are entitled; provided, however, that the foregoing shall not apply to (1) any taxes which would not have been so imposed but for the fact that the holder or beneficial owner of the relevant Note is or has been a domiciliary, national or resident of, has been engaged in business, has maintained a permanent establishment, or is or has been physically present in, the United Kingdom or the Other Jurisdiction, or otherwise has or has had some connection with the United Kingdom or the Other Jurisdiction (other than the holding or ownership of a Note, or the collection of principal of, premium and interest on, or the enforcement of, a Note or the Guarantee), (2) any taxes which would not have been so imposed but for the fact that the relevant Note was presented more than thirty days after the date such payment became due or was provided for, whichever is later, (3) any taxes charges which are payable otherwise than by deduction or withholding on or in respect of the relevant Note or Guarantee, (4) any taxes which would not have been so imposed but for the holders failure to comply with any reporting requirements concerning the nationality, residence, identity or connection with the United Kingdom or the Other Jurisdiction or any other relevant jurisdiction of the holder or beneficial owner of the relevant Note, (5) any taxes (A) which would not have been so imposed if the beneficial owner of the relevant Note had been the holder of such Note, or (B) which, if the beneficial owner of such Note had held the Note as the Holder of such Note, would have been excluded pursuant to clauses
(1) through (4) above, or (6) any estate, inheritance, gift, sale, transfer, personal property or similar tax. (Section 1013)

      The Indenture does not provide for the payment of additional amounts with respect to the Indenture or the Guarantee due to any deduction requirement imposed by any governmental unit other than the United Kingdom or an Other Jurisdiction.

DEFEASANCE

      With respect to any series of Notes, we, at our option:

(1) will be discharged from any and all obligations in respect of such series of Notes (except for certain obligations to replace stolen, lost or mutilated notes, maintain Paying Agencies, and hold money for payment in trust); or

(2) will not be subject to certain covenants in the Indenture and any other specified covenants with respect to such series of Notes, in each case if the Issuers deposit with the Trustee, in trust, money or Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, the outstanding Notes of the relevant series on the dates such payments are due in accordance with the terms thereof.

      To exercise any such option, we are required to deliver to the Trustee the following:

(1) an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the Notes of such series to recognize income, gain or loss for federal income tax purposes;

(2) in the case of a discharge pursuant to clause (i) above, either a ruling to the effect specified in this clause (1) received from or published by the United States Internal Revenue Service or an opinion that there has been a change in applicable federal income tax law to such effect; and

(3) an Officer's Certificate stating that no Event of Default with respect to such series of Notes has occurred and is continuing. (Sections 1401-1404)

BOOK-ENTRY; DELIVERY AND FORM

      General. The Notes will be represented by one or more permanent Global Notes in definitive, fully registered book-entry form (each, a "Global Note") which will be registered in the name of a nominee of DTC and deposited on behalf of the purchasers of the Notes with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct).

      Notes that are issued as described below under "-Physical Notes" will be issued in definitive form. Upon the transfer of a Note of any series in definitive form, such Note will be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred, unless the Global Notes for such series have previously been exchanged for Notes in definitive form.

      The Global Notes. We expect that pursuant to procedures established by DTC
(a) upon deposit of the Global Notes, DTC or its custodian will credit on its internal system portions of the Global Notes which shall be comprised of the corresponding respective principal amount of the Global Notes to the respective accounts of persons who have accounts with such depositary and (b) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee and the records of Participants.

      So long as DTC or its nominee is the registered owner or holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Notes represented by the Global Notes for all purposes under the Indenture and the Notes. No beneficial owner of an interest in the Global Notes will be able to transfer such interest except in accordance with the applicable procedures of DTC and its Participants, in addition to those provided for under the Indenture.

      We will make payments of the principal or premium and interest on the Global Notes to DTC or its nominee, as the registered owner thereof. None of the Issuers, the Trustee or any Paying Agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

      We expect that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the Global Notes, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

      Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

      DTC has advised the Issuers and the Guarantor that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account interests in the Global Notes are credited and only in respect of the aggregate principal amount of Notes as to which such Participant has given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Physical Notes, which it will distribute to its Participants.

      DTC has advised the Issuers and the Guarantor as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

      Although DTC and its Participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers nor the Trustee will have any responsibility for the performance by DTC or its Participants or indirect Participants of their respective obligations under the rules and procedures governing their operations.

      Physical Notes. Interests in the Global Notes will be exchangeable or transferable, as the case may be, for Notes issued in definitive, registered form without coupons ("Physical Notes") if (1) DTC notifies the Issuers that it is unwilling or unable to continue as depositary for such Global Notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by the Issuers within 90 days, or (2) we in our discretion at any time determine not to have all of the Notes represented by a Global Note or (3) an Event of Default has occurred and holders of more than 25% aggregate principal amount of the Notes at the time outstanding represented by Global Notes advise the Trustee through DTC or a successor depositary in writing that the continuation of a book-entry system through DTC or such depositary with respect to the Global Notes is no longer required. Upon the occurrence of any of the events described in the preceding sentence, we will cause the appropriate Physical Notes to be delivered. (Section 314)

THE TRUSTEE

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 602)

      The Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of either of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict or resign.

SAME-DAY SETTLEMENT AND PAYMENT

      Settlement for the Notes will be made in immediately available funds. All payments of principal, premium, if any, and interest will be made by the Issuers in immediately available funds.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

      No director, officer, employee, incorporator or stockholder of the Issuers or the Guarantor shall have any liability for any obligations of the Issuers or the Guarantor under the Guarantee, any series of notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantee. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy. (Section 115)

TRANSFER

      The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

GOVERNING LAW

      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York to the extent that the application of the law of another jurisdiction would not otherwise be required.

CERTAIN DEFINITIONS

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as such other terms used herein for which no definition is provided.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Attributable Debt" means, as to any particular lease under which either of the Issuers or any Restricted Subsidiary is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by either the Issuers or any Restricted Subsidiary under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate per annum equivalent to the interest rate inherent in such lease. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount of rent shall include the lesser of (i) the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, and (ii) the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

      "Business Day", when used with respect to any Place of Payment or any other particular location referred to in the Indenture or in the Securities, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that Place of Payment or other location are authorized or obligated by law or executive order to close.

      "Capital Stock" means with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the date hereof or issued thereafter, including, without limitation, all common stock and preferred stock.

      "Consolidated Net Tangible Assets" means the total amount of assets appearing on the most recent Consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with GAAP after deducting therefrom (i) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and
(ii) all goodwill, trade names, trademarks, patents, unamortized debt discount less unamortized premium and expense and other like intangibles.

      "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

      "Credit Facility" means the Credit Agreement, dated as of December 12, 1996, among USI American Holdings, Inc., USI Funding, Inc., as borrowers, U.S. Industries, Inc., as guarantor, Bank of America Illinois, as Issuing Bank and Swingline Bank, the additional financial institutions set forth therein, as lenders, Bank of America National Trust and Savings Association, as Agent, and BA Securities, Inc., as Arranger, as such agreement may be amended from time to time (or any one or more renewals, extension, refinancings, or refundings thereof).

      "Currency" means any currency or currencies, composite currency or currency unit or currency units, including, without limitation, the Euro, issued by the government of one or more countries or by any recognized confederation or association of such governments.

      "Debt" means (without duplication) indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar instruments, and any contingent or other obligations arising under any guarantee or similar instrument with respect thereto.

      "Debt Basket" shall have the meaning set forth in the "Limitation on Sale and Leaseback Transactions" covenant.

      "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

      "Depository Trust Company" or "DTC" means The Depository Trust Company, its nominees, and their respective successors.

      "Existing Funded Debt" means all Funded Debt (other than Funded Debt outstanding pursuant to the Credit Facility) existing on the date of the Indenture.

      "Funded Debt" means Debt that by its terms (i) matures more than one year from the date of original issuance or creation or (ii) matures within one year from such date but is renewable or extendible at the option of any obligor to a date more than one year from such date.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States, from time to time.

      "Government Obligations" means securities which are:

      (i) direct obligations of the government which issued the Currency in which the Notes are payable; or

      (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the government which issued the Currency in which the Notes are payable, the payment of which is unconditionally guaranteed by such government, which, in either case, are full faith and credit obligations of such government payable in such Currency and are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt;

provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest or principal of the Government Obligation evidenced by such depository receipt.

      "Guarantee" means the unconditional guarantee by the Guarantor, pursuant to Article 12 of the Indenture, which is subject to release under certain circumstances as described herein.

      "Holder" means the Person in whose name a Note is registered in the Security Register.

      "Incur" means, with respect to any Debt of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become, directly or indirectly, liable in respect of such Debt or the recording, as required pursuant to GAAP or otherwise, of any such Debt on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

      "Lien" means any pledge, mortgage, lien, charge, encumbrance or security interest.

      "Lien Basket" shall have the meaning set forth in the "Limitation on Liens" covenant.

      "Maturity", when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

      "Officers' Certificate" means a certificate signed by the Chairman, the President, Vice President, Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of either of the Issuers or the Guarantor, or any other officer of either of the Issuers or the Guarantor having substantially the same authority and responsibility.

      "Original Issue Date" means the date on which the Notes are originally issued.

      "Original Issue Discount Security" means any Note which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indenture.

      "Outstanding", when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture, except:

          (i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

          (ii) Notes, or portions thereof, for whose payment or redemption or repayment at the option of the Holder money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than either of the Issuers) in trust or set aside and segregated in trust by the Issuers (if each of the Issuers shall act as its own Paying Agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

          (iii) Notes, except to the extent provided in Sections 1402 and 1403 of the Indenture, with respect to which the Issuers have effected defeasance and/or covenant defeasance as provided in Article Fourteen of the Indenture; and

          (iv) Notes which have been paid pursuant to Section 306 of the Indenture or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Issuers;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder or are present at a meeting of Holders for quorum purposes, and for the purpose of making the calculations required by TIA Section 313:

          (i) the principal amount of an Original Issue Discount Security that may be counted in making such determination or calculation and that shall be deemed to be Outstanding for such purpose shall be equal to the amount of principal thereof that would be (or shall have been declared to be) due and payable, at the time of such determination, upon a declaration of acceleration of the maturity thereof pursuant to Section 502 of the Indenture;

          (ii) the principal amount of any Notes denominated in a Foreign Currency that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the Dollar equivalent, determined as of the date such Security is originally issued by either of the Issuers as set forth in an Exchange Rate Officers' Certificate delivered to the Trustee, of the principal amount (or, in the case of an Original Issue Discount Security, the Dollar equivalent as of such date of original issuance of the amount determined as provided in clause (i) above) of such Note;

          (iii) the principal amount of any Indexed Security that may be counted in making such determination or calculation and that shall be deemed outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance; and

          (iv) Notes owned by either of the Issuers or any other obligor upon the Notes or any Affiliate of either of the Issuers or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Notes and that the pledgee is not either of the Issuers or any other obligor upon the Notes or any Affiliate of either of the Issuers or such other obligor.

      "Paying Agent" means any Person (including either of the Issuers acting as Paying Agent) authorized by the Issuers to pay the principal of (or premium, if any) or interest, if any, on any Notes on behalf of the Issuers.

      "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Place of Payment" means New York City, New York.

      "Principal Property" means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by either of the Issuers or any Restricted Subsidiary and located in the

United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof (together with the land upon which it is erected and fixtures comprising a part thereof) which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Issuers and their Subsidiaries, taken as a whole.

      "Redemption Date", when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to the Indenture.

      "Redemption Price", when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

      "Repayment Date" means, when used with respect to any Note to be repaid at the option of the Holder, the date fixed for such repayment pursuant to the Indenture.

      "Restricted Subsidiary" means each Subsidiary other than Unrestricted Subsidiaries.

      "Special Purpose Funding Subsidiary" means a direct Wholly-Owned Subsidiary of either of the Issuers (i) that serves as a cash management company for either of the Issuers and its respective Subsidiaries and has no other material operations or business, (ii) that for every transfer of funds to it, records a corresponding liability on its books and records to the transferor thereof, and (iii) whose assets do not materially exceed its liabilities.

      "Stated Maturity", when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable, as such date may be extended pursuant to the provisions of Section 308 of the Indenture.

      "Subsidiary" means any corporation of which at the time of determination either of the Issuers, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.

      "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939 as in force at the date as of which the Indenture was executed, except as provided in
Section 905 of the Indenture.

      "Trustee" means The First National Bank of Chicago until a successor Trustee shall have become such pursuant to the applicable provisions of this Offering Circular and/or the Indenture, and thereafter "Trustee" shall mean or include each Person who is then a Trustee hereunder.

      "Unrestricted Subsidiary" means any Subsidiary of either of the Issuers that (i) is organized under the laws of a jurisdiction other than a jurisdiction in the United States of America, (ii) does not constitute a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act or any successor provision thereto or (iii) in the case of USI Atlantic and USIAH, is (but only for so long as and only to the extent it is) or is acting as a co-issuer or guarantor of any indebtedness of USI that is pari passu in right of payment with the indebtedness under the Notes.

      "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      "Wholly-Owned Subsidiary" of any Persons means a Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

                     CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion of taxation is intended only as a summary and does not purport to be a complete analysis of all potential tax effects relevant to the Notes. The statements of United States tax law set forth below are based on the laws, regulations and administrative and judicial decisions applicable as of the date of this Prospectus, and are subject to any changes in relevant United States authorities occurring after that date. Any such changes, which could be retroactive, could affect the continuing validity of this discussion.

      Persons considering the exchange of Old Notes for New Notes pursuant to the Exchange Offer should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or other taxing jurisdiction applicable to their particular situations.

UNITED STATES FEDERAL INCOME TAXATION

      The exchange of the Old Notes for New Notes pursuant to the Exchange Offer should not be a taxable exchange for U.S. federal income tax purposes. As a result, there should be no federal income tax consequences to a holder exchanging an Old Note for a New Note pursuant to the Exchange Offer. A holder should have the same adjusted basis and holding period in the New Note as it had in the Old Note immediately before the exchange.

      The foregoing statement summarizes certain of the material U.S. federal income tax consequences associated with the exchange of the Old Notes for new Notes pursuant to the Exchange Offer. This summary applies only to those persons who are the initial holders of Old Notes, who acquired Old Notes for cash and who hold Old Notes as capital assets, and assumes that the Old Notes were not issued with "original issue discount," as defined in the Internal Revenue Code of 1986, as amended (the "Code"). This summary also does not address the U.S. federal income tax consequences of the exchange of Notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Notes as part of a "straddle", a "hedge" against currency risk or a "conversion transaction", persons that have a "functional currency" other than the U.S. dollar and investors in pass-through entities. It also does not address any consequences arising under U.S. federal gift and estate taxes or under the tax laws of any state, local or foreign jurisdiction.

UNITED KINGDOM INCOME TAXATION

      Payments of principal and interest on a New Note by USI Atlantic under the Guarantee received by a beneficial owner not otherwise taxable in the United Kingdom will generally be exempt from United Kingdom tax. However, USI Atlantic's understanding of current Inland Revenue practice is that where a United Kingdom company (including a company considered to be a United Kingdom "dual resident" for tax purposes, such as USI Atlantic) is obliged to make a payment of interest under a guarantee which in default would be enforced in the United Kingdom, that payment will have a United Kingdom source. Accordingly, the payment will be subject to United Kingdom withholding tax in the absence of an available exemption under an applicable double taxation treaty or convention.

      Such an exemption should be available under the double taxation treaty between the United States and the United Kingdom to beneficial owners of New Notes who timely satisfy the conditions for exemption therein and who comply with the relevant administrative arrangements. If, however, an exemption is not available and a United Kingdom withholding tax is imposed on a payment in respect of interest (or any additional interest) under the Guarantee, subject to the exceptions set forth above under "Description of the New Notes--Payment of Additional Amounts," the Issuers or the Guarantor or their successors or assigns, will be obligated to pay or cause to be paid such Additional Amounts in respect of the relevant interest as may be necessary in order that the net amount of interest paid to a Holder of a New Note shall equal the amount of interest to which such Holder is entitled. If the Issuers or the Guarantor are required to pay Additional Amounts by reason of current Inland Revenue practice, the Issuers may redeem the Notes in accordance with the provisions described under "Description of the New Notes-Redemption in Circumstances Involving Taxation."

      Beneficial owners of New Notes should consult their own tax advisors as to the conditions for exemption and the relevant administrative arrangements.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

      The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Issuers prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

      Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Issuers and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "-Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

      The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(2) of the United States Securities Act of 1933 where securities are being offered under a U.S. private placement memorandum such as this document.

ENFORCEMENT OF LEGAL RIGHTS

      All of the Issuers' directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

      A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Issuers. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

      Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                  LEGAL MATTERS

      The validity of the New Notes and the new Guarantees will be passed upon for USI, USI Atlantic and USIAH by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements and schedule of U.S. Industries, Inc. appearing in its Annual Report on Form 10-K for the year ended October 3, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated in this Prospectus by reference. Their report as to the years ended September 30, 1997 and 1996, is based in part on the report of PricewaterhouseCoopers LLP. Such consolidated financial statements and schedule are incorporated in this Prospectus by reference in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

                              U.S. INDUSTRIES, INC.

                           USI AMERICAN HOLDINGS, INC.

                               USI ATLANTIC CORP.




                                  $250,000,000
                           71/8% Senior Notes due 2003





                                   PROSPECTUS



WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL.

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Issuers and the Guarantor are Delaware corporations. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

   Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director of officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

   Each of the Issuers' and the Guarantor's Certificates of Incorporation currently provide that each Director shall not be personally liable to each respective corporation or its stockholders for monetary damages for breach of fiduciary duty as a director and require each respective corporation to indemnify its directors and officers to the fullest extent permitted by the DGCL.

   The By-Laws of each of the Issuers provide that the Issuers shall, and the By-Laws of the Guarantor provide that the Guarantor may, provide to any director or officer advances for expenses incurred in defending an action, suit or proceeding brought against such person because of his or her status as an officer or director upon receipt of an undertaking to repay such advances unless it is ultimately determined that he or she is entitled to indemnification by the respective corporation.

   The directors and officers of each of the Issuers and the Guarantor are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

ITEM 21. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES.

   (a)      Exhibits


Exhibit
  No.    Description of Document

3.1(a)   Amended and Restated Certificate of Incorporation of USI (filed as
         Exhibit 3.1 to the Form 10-K).*

3.1(b) Certificate of Incorporation of USIAH (filed as Exhibit 3.1(a) to the Registration Statement on Form S-4 of USIAH (Registration No. 333-20183 (the "USIAH Form S-4")).*

3.1(c)   Amended and Restated Certificate of Incorporation of USI Atlantic.***

3.2(a) Amended and Restated Bylaws of USI (filed as Exhibit 3.2 to the Form 10-K).*

3.2(b)   Bylaws of USIAH (filed as Exhibit 3.2(a) to the USIAH Form S-4).*

3.2(c)   Amended and Restated Bylaws of USI Atlantic.***

4.1 Indenture, dated as of October 27, 1998, among the Issuers, the Guarantor and The First National Bank of Chicago, as Trustee (filed as
         Exhibit 4.4 to the Form 10-K).*

4.2      Specimen New Notes (included in Exhibit 4.1).*

4.3 Registration Rights Agreement, dated October 22, 1998, among the Issuers, the Guarantor and Credit Suisse First Boston Corporation on behalf of the Initial Purchasers.***

5.1      Opinion of Weil, Gotshal & Manges LLP.**

10.1 Credit Agreement, dated December 12, 1996, among the Issuers, the Guarantor, Various Banks named therein, Bank of America National Trust and Savings Association, as Issuing Bank, Swingline Bank and Agent, and BA Securities, Inc., as Arranger (filed as Exhibit 10.13 to the Form 10-K).*

12.1     Computation of Ratio of Earnings to Fixed Charges.***

23.1     Consent of Ernst & Young LLP.**

23.2     Consent of PricewaterhouseCoopers LLP.**

23.4     Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).***

24.1     Powers of Attorney.**

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture.***

99.1     Form of Letter of Transmittal.***

99.2     Form of Notice of Guaranteed Delivery.***

99.3     Form of Letter to Brokers.***

99.4     Form of Letter to Clients.***

------------------

*    Incorporated herein by reference.
**   Filed herewith.
***  To be filed by amendment.


    (b)    Financial Statement Schedules.

       II. Valuation and Qualifying Accounts (included in Item 8 of the Company's 1998 Annual Report), which is incorporated herein by reference.

    (c)    Not applicable.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrants hereby undertake to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (e) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrants named below have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on January 13, 1999.


                                USI AMERICAN HOLDINGS, INC.
                                USI ATLANTIC CORP.
                                U.S. INDUSTRIES, INC.

                                By: /s/ George H. MacLean
                                    ----------------------------------------
                                    Name: George H. MacLean
                                    Title: Senior Vice President, General
                                           Counsel and Secretary


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the following persons hereby constitutes George H. MacLean such person's true and lawful attorney, with full power of substitution to sign for such person and in such person's name and capacity indicated below, and any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

USI AMERICAN HOLDINGS, INC.


         SIGNATURE                          TITLE                            DATE
         ---------                          -----                            ----

/s/ David H. Clarke            Chairman of the Board and               January 13, 1999
----------------------------   Chief Executive Officer
     David H. Clarke           (Principal Executive Officer)
                               Director, President and Chief


/s/ John G. Raos               Operating Officer                       January 13, 1999
----------------------------
      John G. Raos


/s/ George H. MacLean          Director, Senior Vice                   January 13, 1999
----------------------------   President, General Counsel
    George H. MacLean          and Secretary


/s/ James O'Leary              Senior Vice President and               January 13, 1999
----------------------------   Chief Financial Officer
      James O'Leary            (Principal Financial Officer)


/s/ Robert P. Noonan           Corporate Controller                    January 13, 1999
----------------------------   (Principal Accounting
    Robert P. Noonan           Officer)


USI ATLANTIC CORP.

          SIGNATURE                            TITLE                         DATE
          ---------                            -----                         ----

/s/ David H. Clarke             Chairman of the Board and Chief           January 13, 1999
-----------------------------   Executive Officer (Principal Executive
       David H. Clarke          Officer)


/s/ Brian C. Beazer             Director                                  January 13, 1999
-----------------------------
       Brian C. Beazer


/s/ Sir Harry Solomon           Director                                  January 13, 1999
-----------------------------
      Sir Harry Solomon


/s/ Royall Victor III           Director                                  January 13, 1999
-----------------------------
      Royall Victor III


/s/ George H. MacLean           Director, Senior Vice President,          January 13, 1999
-----------------------------   General Counsel and Secretary
      George H. MacLean


/s/ James O'Leary               Senior Vice President and Chief           January 13, 1999
-----------------------------   Financial Officer (Principal Financial
        James O'Leary           Officer)



/s/ Robert P. Noonan            Corporate Controller (Principal           January 13, 1999
-----------------------------   Accounting Officer)
      Robert P. Noonan



U.S. INDUSTRIES, INC.

          SIGNATURE                            TITLE                         DATE
          ---------                            -----                         ----

/s/ David H. Clarke             Chairman of the Board and Chief           January 13, 1999
-----------------------------   Executive Officer (Principal Executive
       David H. Clarke          Officer)


/s/ John G. Raos                Director, President and Chief Operating   January 13, 1999
-----------------------------   Officer
        John G. Raos


/s/ Brian C. Beazer             Director                                  January 13, 1999
-----------------------------
   Brian C. Beazer


                                Director                                  January __, 1999
-----------------------------
      William E. Butler


/s/ John J. McAtee, Jr.         Director                                  January 13, 1999
-----------------------------
     John J. McAtee, Jr.


                                Director                                  January __, 1999
-----------------------------
The Hon. Charles H. Price II


/s/ Sir Harry Solomon           Director                                  January 13, 1999
-----------------------------
      Sir Harry Solomon


/s/ Royall Victor III           Director                                  January 13, 1999
-----------------------------
      Royall Victor III


                                Director                                  January __, 1999
-----------------------------
     Mark Vorder Bruegge


/s/ Robert R. Womack            Director                                  January 13, 1999
-----------------------------
      Robert R. Womack


/s/ James O'Leary               Senior Vice President and Chief           January 13, 1999
-----------------------------   Financial Officer (Principal Financial
        James O'Leary           Officer)


/s/ Robert P. Noonan            Corporate Controller                      January 13, 1999
-----------------------------   (Principal Accounting Officer)
      Robert P. Noonan


                                  EXHIBIT INDEX
                                  -------------

Exhibit
  No.    Description of Document

3.1(a)   Amended and Restated Certificate of Incorporation of USI (filed as
         Exhibit 3.1 to the Form 10-K).*

3.1(b) Certificate of Incorporation of USIAH (filed as Exhibit 3.1(a) to the Registration Statement on Form S-4 of USIAH (Registration No. 333-20183 (the "USIAH Form S-4")).*

3.1(c)   Amended and Restated Certificate of Incorporation of USI Atlantic.***

3.2(a) Amended and Restated Bylaws of USI (filed as Exhibit 3.2 to the Form 10-K).*

3.2(b)   Bylaws of USIAH (filed as Exhibit 3.2(a) to the USIAH Form S-4).*

3.2(c)   Amended and Restated Bylaws of USI Atlantic.***

4.1 Indenture, dated as of October 27, 1998, among the Issuers, the Guarantor and The First National Bank of Chicago, as Trustee (filed as
         Exhibit 4.4 to the Form 10-K).*

4.2      Specimen New Notes (included in Exhibit 4.1).*

4.3 Registration Rights Agreement, dated October 22, 1998, among the Issuers, the Guarantor and Credit Suisse First Boston Corporation on behalf of the Initial Purchasers.***

5.1      Opinion of Weil, Gotshal & Manges LLP.**

10.1 Credit Agreement, dated December 12, 1996, among the Issuers, the Guarantor, Various Banks named therein, Bank of America National Trust and Savings Association, as Issuing Bank, Swingline Bank and Agent, and BA Securities, Inc., as Arranger (filed as Exhibit 10.13 to the Form 10-K).*

12.1     Computation of Ratio of Earnings to Fixed Charges.***

23.1     Consent of Ernst & Young LLP.**

23.2     Consent of PricewaterhouseCoopers LLP.**

23.4     Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).***

24.1     Powers of Attorney.**

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture.***

99.1     Form of Letter of Transmittal.***

99.2     Form of Notice of Guaranteed Delivery.***

99.3     Form of Letter to Brokers.***

99.4     Form of Letter to Clients.***

------------------

*    Incorporated herein by reference.
**   Filed herewith.
***  To be filed by amendment.